Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-179974

EASTBRIDGE INVESTMENT GROUP CORPORATION

PROSPECTUS SUPPLEMENT NO. 1
TO
REOFFER PROSPECTUS, DATED MARCH 7, 2012

60,000 Shares of Common Stock

This prospectus supplement (this “Supplement”) supplements our reoffer prospectus, dated March 7, 2012 (the “Reoffer Prospectus”), that was filed as part of our Registration Statement on Form S-8, Registration No. 333-179974 (the “Registration Statement”).  The Reoffer Prospectus, as originally filed, related to the resale by certain stockholders of EastBridge Investment Group Corporation (“EastBridge”, the “Company”, “we”, “us”, or “our”) of up to 30,000,000 shares of our common stock, no par value per share (the “Common Stock”) by certain of our stockholders (collectively, the “Selling Stockholders”) who acquired such shares pursuant to EastBridge’s 2011 Incentive Stock Option Plan (the “2011 Incentive Plan”).  The Reoffer Prospectus also related to shares and other awards that may be granted under the 2011 Incentive Plan subsequent to the date thereof.  If and when such awards were made to persons required to utilize the Reoffer Prospectus to reoffer and resell the shares underlying such awards, we undertook to file a prospectus supplement.

This Supplement updates the information contained in the Reoffer Prospectus regarding the shares that may be resold by the Selling Stockholders named therein, who may be deemed “affiliates” of EastBridge.  The 60,000 shares to which this Supplement relates reflects the total number of shares of Common Stock that may be sold under the Reoffer Prospectus after giving effect to transactions since the Reoffer Prospectus was filed.

You should read this Supplement in conjunction with the Reoffer Prospectus.  This Supplement is qualified by reference to the Reoffer Prospectus, except to the extent the information contained in this Supplement supersedes the information contained in the Reoffer Prospectus.  This Supplement will be delivered with the Reoffer Prospectus.

The Selling Stockholders may offer their shares of Common Stock through public or private transactions, in the over-the-counter markets or on any exchanges on which our Common Stock is traded at the time of sale, at prevailing market prices or at privately negotiated prices.  The Selling Stockholders may engage brokers or dealers who may receive commissions or discounts from the Selling Stockholders.  We will pay substantially all of the expenses incident to the registration of such shares, except for selling commissions.

Our Common Stock is quoted on the OTCBB under the symbol “EBIGD.OB”.  On February 1, 2013, the closing sales price for the Common Stock on the OTCBB was $4.00 per share.

You should carefully read and consider the risk factors under Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2011 for risks relating to investments in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is February 4, 2013.

PROSPECTUS UPDATES

The information set forth under the caption “The Company” in the Reoffer Prospectus is amended as follows:

 On January 17, 2013, we held a Special Meeting of Stockholders (the “Special Meeting”) at which our stockholders (i) approved a change in our state of incorporation from Arizona to Delaware (the “Reincorporation”) and (ii) approved the Company’s Amended and Restated 2011 Incentive Stock Option Plan.  On January 18, 2013, we filed a Certificate of Conversion in the State of Delaware to change our state of domicile from Arizona to Delaware.  In connection with the Reincorporation, we effected an exchange of all of our issued and outstanding shares of common stock, no par value, on a 1-for-100 basis, for newly issued shares of common stock, par value $.001 per share (the “Exchange”).

All references herein and in the Reoffer Prospectus to Common Stock, and the number of shares of Common Stock, shall be deemed to refer to the common stock, par value $.001 per share, of the Company following the Reincorporation and the Exchange.  All references herein and in the Reoffer Prospectus to the 2011 Incentive Plan shall be deemed to refer to the Amended and Restated 2011 Incentive Stock Option Plan approved at the Special Meeting.

The information set forth under the caption “Selling Stockholders” in the Reoffer Prospectus is amended and restated in its entirety as follows:

SELLING STOCKHOLDERS

This Supplement relates to the reoffer and resale of up to 60,000 shares of our Common Stock (the “Shares”) by the selling stockholders named below (the “Selling Stockholder”), who have acquired or may acquire such Shares pursuant to awards granted under the 2011 Incentive Plan.  The Selling Stockholders, who are officers and directors of our company and who may be deemed “affiliates” of our company (as such term is defined in Rule 405 under the Securities Act of 1933, as amended), may resell all, a portion or none of such Shares from time to time.

The following table sets forth, with respect to each Selling Stockholder, based upon information available to us as of February 1, 2013: (1) the number of shares of Common Stock owned as of such date; (2) the number of Shares that may be sold pursuant to the Reoffer Prospectus, as supplemented by this Supplement; and (3) the number and percent of the 1,590,299 outstanding shares of the Common Stock of the Company as of February 1, 2013 owned by the Selling Stockholder after the offering, assuming the sale by such stockholder of all of such stockholder’s Shares.

Name of Beneficial Owner(1)	Total Number of Securities Beneficially Owned(1)	Maximum Number of Shares being Offered for Resale	Number of Shares Held After Offering(1)	Percentage Ownership After Offering(1)
Keith Wong President, CEO, and Director	449,230	30,000	419,230	31.33%
Norman P. Klein CFO, COO, IRO, and Director	112,183	30,000	82,183	6.99%
Total	561,413	60,000	501,413	38.32%

(1)
Each of the persons named in the table owns the shares listed by such person directly. The address for each listed beneficial owner is c/o EastBridge Investment Group Corporation, 8040 E. Morgan Trail, Unit 18, Scottsdale, Arizona 85258.

Any changed information will be set forth in an amendment to the registration statement or supplement to the Reoffer Prospectus, to the extent required by law.

All provisions of the Reoffer Prospectus not specifically amended by this Supplement remain in full force and effect.